Exhibit 99.1

Contact: Lucas Binder VP Corporate Development & Investor Relations 303-927-4951 lucas.binder@wowinc.com

WOW! REPORTS FOURTH QUARTER AND YEAR END 2019 RESULTS

ENGLEWOOD, Colo. (March 4,  2020) – WideOpenWest, Inc. (“WOW!” or the “Company”) (NYSE: WOW), a leading, fully integrated provider of residential and commercial high-speed data, video and telephony services to customers in the United States, today announced financial and operating results for the fourth quarter and year ended December  31, 2019.

Year End 2019 Highlights (1)

•	Full year Total Subscriber net additions of 17,000
•	Full year HSD RGU net additions of 23,700 and HSD RGU net additions of 16,700, excluding net additions from Edge-Outs
•

HSD RGU net additions totaled 7,600 for the quarter ended December 31, 2019, representing the best HSD RGU net subscriber additions for the fourth quarter in five years; organic HSD RGU net additions, which exclude net addition from Edge-Outs, totaled 4,500 in the quarter

•	Full year Total Revenue of $1.146 billion; Net Income of $36.4 million; Diluted Earnings Per Share of $0.45
•	Full year Transaction Adjusted EBITDA was $431.5 million, up 3.8%, compared to the year ended December 31, 2018
•	Full year Transaction Adjusted Diluted Earnings Per Share was $0.77; Fourth quarter Transaction Adjusted Diluted Earnings Per Share was $0.14
•	Full year Transaction Adjusted EBITDA margin of 37.7% represents annual expansion of 162 basis points compared to the year ended December 31, 2018
•	Full year Transaction Adjusted Free Cash Flow was positive at $29.4 million, representing a $5.1 million increase over the full year 2018
•	Business Services Subscription Revenue grew 6.3% annually over 2018
•	For the full year 2019, we grew Edge-Outs by 48,800 homes passed, including 20,300 homes passed in the fourth quarter of 2019

"I am encouraged by our 2019 operating results," said Teresa Elder, chief executive officer of WOW! "Our business is rapidly evolving as more customers access content where, when, and how they choose and enjoy more choices than ever before as to how their entertainment is delivered." In 2020, WOW! is positioning itself to continue to grow its broadband business by improving the value proposition of our HSD services and accelerating the transformation of our network to all IP. We are shifting our emphasis away from linear video delivery and helping consumers embrace streaming video services."

"WOW! grew 2019 Transaction Adjusted EBITDA 3.8% to $431.5 million," said Rich Fish, chief financial officer of WOW!"As we accelerate our transition to an HSD-centric service provider, we expect to offset potential declines in revenue associated with anticipated low margin video losses with higher margin growth in HSD RGUs and revenue. The near-term impact should lead to flat Transaction Adjusted EBITDA in 2020."

(1)

Refer to “Non-GAAP Financial Measures and Operating Metrics,” “Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures,” and “Unaudited Transaction Adjusted Condensed Consolidated Financial and Subscriber Information” in this Press Release for definitions and information related to Adjusted EBITDA and Transaction Adjusted financial information, reconciliation of such non-GAAP measures to the closest comparable GAAP measures and why our management thinks it is beneficial to present such non-GAAP measures.

Revenue

For the year ended December 31, 2019, Total Revenue decreased 0.7% to $1.146 billion compared to the year ended December 31, 2018, which was driven primarily by a reduction in residential Video and Telephony RGUs, partially offset by growth in residential HSD RGU’s and ARPU, as well as Business Services Subscription Revenue growth.

Total Subscription Revenue for the year ended December 31,  2019 was $1.056 billion, down $7.1 million, or 0.7%, compared to the year ended December 31, 2018. Residential Subscription Revenue was $918.0 million, down $15.3 million, or 1.6%, compared to the year ended December 31, 2018. Business Services Subscription Revenue totaled $137.7 million, up $8.2 million, or 6.3%, compared to the year ended December 31, 2018.

Other Business Services Revenue totaled $27.4 million for the year ended December 31, 2019, down $0.7 million compared to the year ended December 31, 2018.

Other Revenue totaled $62.7 million for the year ended December 31, 2019, down $0.2 million compared to the year ended December 31, 2018.

Costs and Expenses

Operating Expenses (excluding Depreciation and Amortization) totaled $577.5 million for the year ended December 31, 2019. Selling, General, and Administrative expenses were $170.6 million for the year ended December 31, 2019.

Net Income and Earnings Per Share

Net Income for the year ended December 31, 2019, was $36.4 million, up $123.7 million compared to Net Loss of $87.3 million for the year ended December 31, 2018. Diluted Earnings Per Share for the year ended December 31, 2019, was $0.45, compared to Diluted Loss Per Share of ($1.07) for the year ended December 31, 2018. The year-over-year increase in Net Income is primarily attributable to lower impairment loss on intangible assets and goodwill, partially offset by income tax expense. Transaction Adjusted Diluted Earnings Per Share for the year ended December 31, 2019, was $0.77.

Adjusted EBITDA

Adjusted EBITDA for the year ended December 31, 2019 was $435.3 million. Transaction Adjusted EBITDA totaled $431.5 million for the year ended December 31, 2019, an increase of 3.8% compared to the year ended December 31, 2019. Transaction Adjusted EBITDA for the three months ended December 31, 2019 was $109.1 million, a decrease of 1.4% compared to the three months ended December 31, 2018. Transaction Adjusted EBITDA margin was 38.5% for the three months ended December 31, 2019.

Customers

WOW! reported Total Subscribers of 823,400 as of December 31, 2019, increased 17,000, or 2.1%, compared to December 31, 2018. HSD RGUs totaled 781,500 as of December 31, 2019, increased 23,700, or 3.1%, compared to December 31, 2018.

Edge-Outs

WOW! added 48,800 homes passed through Edge-Out projects in 2019.

The Edge-Out projects begun in 2016 (“2016 Edge-Out nodes”) include 14,300 Customers on such nodes, which represents 34.1% penetration. The Edge-Out projects begun in 2017 (“2017 Edge-Out nodes”) include 18,600 Customers on such nodes, which represents 28.0% penetration. The Edge-Out projects begun in 2018 now include 5,200 Customers on such nodes, which represents 17.3% penetration. The Edge-Out projects begun in 2019 (“2019 Edge-Out nodes”) now reach 48,400  homes passed.

Capital Expenditures

Capital Expenditures, on a reported basis, totaled $247.5 million for the year ended December 31, 2019, representing a $66.6 million, or 21.2%, decrease compared to the year ended December 31, 2018. Transaction Adjusted Capital Expenditures totaled $233.1 million for the year ended December 31, 2019, a decrease of $18.0 million, or 7.2%, compared to the year ended December 31, 2018. Transaction Adjusted Expansion Capital Expenditures, defined as Edge-Out Capital Expenditures and Business Services Capital Expenditures dedicated to expansion of the Company’s network, were $56.5 million for the year ended December 31, 2019, an increase of $5.8 million over the Transaction Adjusted Expansion Capital Expenditures in the year ended December 31, 2018. Excluding Transaction Adjusted Expansion Capital Expenditures, Transaction Adjusted Capital Expenditures for the year ended December 31, 2019, totaled $176.6 million, which equates to 15.4% of Total Revenue for the year ended December 31, 2019.

Liquidity and Leverage

As of December 31,  2019, the total outstanding amount of long-term debt and finance lease obligations was $2.307 billion, and cash and cash equivalents were  $21.0 million. Total Net Leverage as of December 31, 2019, was 5.30X on a LTM Transaction Adjusted EBITDA basis, down from 5.54X at December 31, 2018,  and undrawn revolver capacity totaled $239.5 million.

Outlook

In light of the transformation initiatives WOW! is undergoing, WOW! is providing only a  high-level 2020 outlook. For the full year 2020, WOW! expects to continue to grow HSD subscribers and anticipates net additions for the year will exceed 2019 HSD net additions. Total Revenue could decline in 2020, largely driven by the anticipated loss of higher ARPU low margin video RGUs. With the continued mix shift toward higher margin HSD RGUs, however, the Company expects gross margins will be improved and  2020 Transaction Adjusted EBITDA will be flat. Due to the investments in the network to optimize bandwidth utilization, Capital Expenditures are likely to rise slightly in 2020.

Conference Call

WOW! will host a conference call on Wednesday, March 4, 2020, at 5 p.m. Eastern to discuss the operating and financial results contained in this press release. The conference call will be broadcast live on the Company’s investor relations website at ir.wowway.com. Those parties interested in participating via telephone can use the conference call information as follows:

Call Date:	Wednesday, March 4, 2020	Call Time:	5:00 p.m. Eastern
Dial In:	(877) 876-9173	International:	(785) 424-1667
Conf. ID:	WOWQ419

A recording of the conference call will be available approximately two hours after the completion of the call until March 18, 2020. The dial-in number for this replay is  (800) 839-1180.

The following unaudited condensed consolidated statements of operations summarizes information in the Company’s Form 10-K for the periods indicated, as filed on March 4, 2020, with the United States Securities and Exchange Commission (“SEC”). For ease of use, references in this release to “WOW!” means WideOpenWest, Inc. and its subsidiaries:

WideOpenWest, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

($ in millions, except for per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2018	2019	2018	2019
Revenue
Residential subscription	$229.7	$226.7	$933.3	$918.0
Business services subscription	32.5	35.0	129.5	137.7
Total subscription	262.2	261.7	1,062.8	1,055.7
Other business services	7.5	6.4	28.1	27.4
Other	15.7	15.4	62.9	62.7
Total Revenue	$285.4	$283.5	$1,153.8	$1,145.8

Costs and expenses
Operating (excluding depreciation and amortization)	$151.1	$145.1	$619.0	$577.5
Selling, general and administrative	37.7	36.9	154.1	170.6
Depreciation and amortization	47.9	54.7	186.9	206.2
Impairment loss on intangibles and goodwill	—	9.7	216.3	9.7
Loss (gain) on sale of assets	0.6	0.6	(0.9)	5.4
	$237.3	$247.0	$1,175.4	$969.4

Income (loss) from operations	$48.1	$36.5	$(21.6)	$176.4
Other income (expense)
Interest expense	(35.7)	(34.7)	(132.5)	(142.1)
Other income, net	—	0.3	1.7	3.6
Income tax (expense) benefit	4.7	4.8	65.1	(1.5)
Net income (loss)	$17.1	$6.9	$(87.3)	$36.4

Basic and diluted earnings (loss) per common shares
Basic	$0.21	$0.08	$(1.07)	$0.45
Diluted	$0.21	$0.08	$(1.07)	$0.45
Weighted-average common shares outstanding
Basic	80,298,314	80,935,253	81,808,425	80,713,926
Diluted	81,027,130	81,181,003	81,808,425	81,189,162

About WOW!

WOW! is one of the nation's leading providers of high-speed internet, cable TV and phone serving communities in the U.S. Our vision is connecting people to their world through the WOW! experience: reliable, easy, and pleasantly surprising, every time. For more information, please visit www.wowway.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. Forward-looking statements are not guarantees of future performance and we caution you not to place undue reliance on such statements. Forward-looking statements are generally identifiable by the use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” “continue,” or the negative of these words, or other similar words or terms. The forward-looking statements included in this release are made as of the date hereof. We assume no obligation to publicly update any forward-looking statement, even if new information becomes available in the future or if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, many of which are beyond our control, including the wide range of competition we face in our business; competitors that are larger and possess more resources; dependence upon a business services strategy; conditions in the economy, including potentially uncertain economic conditions; our ability to secure new businesses as customers; demand for our bundled broadband communications services may be lower than we expect; our ability to respond to rapid technological change; increases in programming and retransmission costs; a decline in advertising revenues; the effects of regulatory changes in our business; our substantial level of indebtedness; certain covenants in our debt documents; programming exclusivity in favor of our competitors; inability to obtain necessary hardware, software and operational support; strain on business and resources from future acquisitions, or the inability to identify suitable acquisitions; the occurrence of natural disasters, including hurricanes, in one or more of our geographic markets and other factors that are described from time to time in our filings with the SEC. All forward‑looking statements are expressly qualified in their entirety by these cautionary statements.

Non-GAAP Financial Measures and Operating Metrics

We have included certain non-GAAP financial measures in this release, including Adjusted EBITDA, Transaction Adjusted EBITDA, Transaction Adjusted Capital Expenditures, Transaction Adjusted Capital Expenditures excluding Transaction Adjusted Expansion Capital Expenditures, Transaction Adjusted Diluted EPS, and Transaction Adjusted Free Cash Flow. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

We believe that these non-GAAP measures enhance an investor’s understanding of our financial performance. We believe that these non-GAAP measures are useful financial metrics to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business. We believe that these non-GAAP measures provide investors with useful information for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake Capital Expenditures. We use these non-GAAP measures for business planning purposes and in measuring our performance relative to that of our competitors. We believe these non-GAAP measures are measures commonly used by investors to evaluate our performance and that of our competitors.

Transaction Adjusted Capital Expenditures and Transaction Adjusted Capital Expenditures excluding Transaction Adjusted Expansion Capital Expenditures give effect to the reimbursement of Chicago fiber asset build, and exclude the effects associated with Hurricane Michael and is included herein because they are key metrics used by management and our Board of Directors to assess our financial performance. The presentation of these metrics are not made in accordance with GAAP and our use of this term herein varies from the use of similar terms by other companies in our industry due to different methods of calculation and therefore are not necessarily comparable. This non-GAAP measure should not be considered as an alternative to capital expenditures or any other performance measures derived in accordance with GAAP as measures of operating performance.

Adjusted EBITDA is included herein because it is a key metric used by management and our Board of Directors to assess our financial performance. We believe that Adjusted EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to business performance, and that the presentation of this measure enhances an investor's understanding of our financial performance. Transaction Adjusted EBITDA makes certain additional adjustments to the historical financial information that WOW! believes is meaningful to investors by showing how certain acquisitions and divestitures, when applicable, might have affected WOW!’s historical financial statements.

Adjusted EBITDA is defined by WOW! as net income (loss) before net interest expense, income taxes, depreciation and amortization (including impairments), impairment losses on intangibles and goodwill, management fees to related party, the write-up or write-off of any asset, loss on early extinguishment of debt, integration and restructuring expenses and all non‑cash charges and expenses (including stock compensation expense) and certain other income and expenses. Transaction Adjusted EBITDA represents Adjusted EBITDA after giving effect to the impact of acquisitions and dispositions, when applicable, that were completed during the relevant periods as if they occurred at the beginning of the period presented. The presentation of Adjusted EBITDA and Transaction Adjusted EBITDA is not made in accordance with GAAP and our use of the term Adjusted EBITDA and Transaction Adjusted EBITDA may vary from others in our industry. Adjusted EBITDA and Transaction Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income or any other performance measures derived in accordance with GAAP as measures of operating performance, operating cash flows or liquidity.

Adjusted EBITDA and Transaction Adjusted EBITDA have important limitations as analytical tools. For example, Adjusted EBITDA and Transaction Adjusted EBITDA:

•	exclude certain tax payments that may represent a reduction in cash available to us;
•	do not reflect any cash capital expenditure requirements for the assets being depreciated and amortized that may have to be replaced in the future;
•	do not reflect changes in, or cash requirements for, our working capital needs; and
•	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt.

Transaction Adjusted Diluted Earnings Per Share (EPS) is included herein because it is a key metric used by management and our Board of Directors to assess our financial performance. Transaction Adjusted Diluted EPS is a non-GAAP financial measure that eliminates the effect of loss on early extinguishment of debt, loss (gain) on sale of assets, impairment losses on intangibles and goodwill, non-recurring professional fees, M&A integration and restructuring expense, non-cash stock compensation, Hurricane Michael impact, and other (income) and expenses. We then add or subtract an estimated incremental income tax effect applicable to those items. We believe that this measurement is useful to investors as an additional way to analyze the underlying trends in our business consistently across the periods presented.

The presentation of Transaction Adjusted Diluted EPS is not made in accordance with GAAP and our use of the term Transaction Adjusted Diluted EPS herein varies from the use of similar terms by other companies in our industry due to different methods of calculation and is not necessarily comparable. Transaction Adjusted Diluted EPS should not be considered as an alternative to Diluted EPS or any other performance measures derived in accordance with GAAP as measures of operating performance.

See “Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures” and the accompanying tables below for a reconciliation of Adjusted EBITDA to our Net Income (Loss), which is the most directly comparable GAAP financial measure and a reconciliation of Transaction Adjusted Diluted Earnings Per Share to Diluted Earnings Per Share, which is the most directly comparable GAAP financial measure.

Transaction Adjusted Free Cash Flow is included herein because it is a key metric used by management and our Board of Directors to assess our financial performance. We define Transaction Adjusted Free Cash Flow as Net cash flows provided by operating activities less Transaction Adjusted Capital Expenditures. We believe that Transaction Adjusted Free Cash Flow is an appropriate measure of operating performance because it is meaningful to investors because it presents the cash generated or used by the business in a given period, and that the presentation of this measure enhances an investor’s understanding of our financial performance.

The presentation of Transaction Adjusted Free Cash Flow is not made in accordance with GAAP and our use of the term Transaction Adjusted Free Cash Flow herein varies from the use of similar terms by other companies in our industry due to different methods of calculation and is not necessarily comparable. Transaction Adjusted Free Cash Flow should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP as measures of operating performance.

In addition, we use the following subscriber information in this release:

•

Homes Passed – We report homes passed as the number of serviceable addresses, such as single residence homes, apartments and condominium units, and businesses passed by our broadband network and listed in our database.

•

Subscribers – Because we deliver multiple services to our customers, we report Total Subscribers as the number of Subscribers who receive at least one of our HSD, Video or Telephony services, without regard to which or how many services they subscribe. We define each of the individual HSD Subscribers, Video Subscribers and Telephony Subscribers as a Revenue Generating Unit (“RGU”).

While we take appropriate steps to ensure subscriber information is presented on a consistent and accurate basis at any given balance sheet date, we periodically review our policies in light of the variability we may encounter across our different markets due to the nature and pricing of products and services and billing systems. Accordingly, we may from time to time make appropriate adjustments to our subscriber information based on such reviews.

Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures

The following table provides unaudited reconciliations of GAAP measures to non-GAAP measures used herein for the periods indicated:

WideOpenWest, Inc.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

($ in millions, except for per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2018	2019	2018	2019
Net income (loss)	$17.1	$6.9	$(87.3)	$36.4
Depreciation and amortization	47.9	54.7	186.9	206.2
Impairment loss on intangibles and goodwill	—	9.7	216.3	9.7
Loss (gain) on sale of assets	0.6	0.6	(0.9)	5.4
Interest expense	35.7	34.7	132.5	142.1
Non-recurring professional fees, M&A integration and restructuring expense	5.9	5.3	16.0	27.5
Non-cash stock compensation	2.0	2.3	13.0	10.1
Other income, net	—	(0.3)	(1.7)	(3.6)
Income tax (benefit) expense	(4.7)	(4.8)	(65.1)	1.5
Adjusted EBITDA	$104.5	$109.1	$409.7	$435.3

Net cash flows provided by operating activities			$269.3	$266.3
Less: Transaction Adjusted Capital Expenditures			(251.1)	(233.1)
Less: Hurricane Michael Impact			6.1	(3.8)
Transaction Adjusted Free Cash Flow			$24.3	$29.4

	Three months ended	Year ended
	December 31, 2019	December 31, 2019

	(per share)
Diluted earnings per share	$0.08	$0.45
Loss (gain) on sale of assets	0.01	0.07
Non-recurring professional fees, M&A integration and restructuring expense	0.07	0.34
Non-cash stock compensation	0.03	0.12
Hurricane Michael impact	—	(0.05)
Other income, net	—	(0.04)
Income tax applicable to adjustments, net(1)	(0.05)	(0.12)
Transaction Adjusted Diluted Earnings Per Share	$0.14	$0.77

(1)

The income tax impacts are determined using the applicable rates in the taxing jurisdictions in which expense or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure.

Unaudited Transaction Adjusted Condensed Consolidated Financial and Subscriber Information

The SEC requires that pro forma financial information be presented in a registrant’s periodic filings when events occur for which disclosure would be material to investors, including significant business combinations or the disposition of a significant portion of the business. The significance of an acquired or disposed business is determined based on the “significant subsidiary” tests specified in Regulation S-X, Article 11, Rule 1-02(w). Although the Company has made certain acquisitions and divestitures, such transactions do not meet the “significant subsidiary” tests and, accordingly, the Company’s historical financial information as filed with the SEC does not contain pro forma financial information relating to those transactions.

Nevertheless, we make certain adjustments in this release to the historical financial and subscriber information of the Company as filed with the SEC (“Transaction Adjusted”) because we believe such information would be meaningful to investors by showing how such transactions might have affected the Company’s historical financial statements. The unaudited Transaction Adjusted financial and subscriber information in this release has been prepared giving effect to the divestiture of a portion of our Chicago Fiber Network in December 2017,  and the impact of Hurricane Michael in October 2018, as if such transactions had been completed at the beginning of the respective periods presented. The unaudited Transaction Adjusted financial and subscriber information is for informational purposes only and does not purport to represent what our results of operations, financial or subscriber information would have been if such transactions had occurred at any date, nor does such information purport to project the results of operations for any future period.

The unaudited Transaction Adjusted condensed consolidated financial and subscriber information in this release was prepared based on our books and records for the respective periods presented for the portion of the Chicago Fiber Network that was divested, and the impact of Hurricane Michael in October 2018. Such historical unaudited financial and subscriber information has been adjusted to give a Transaction Adjusted effect to events that are directly attributable to such transactions, factually supportable and expected to have a continuing impact on the results. The unaudited Transaction Adjusted financial information herein does not reflect non-recurring charges that have been incurred in connection with the transaction including legal fees, broker fees and accounting fees.

The following table provides an unaudited reconciliation of our Capital Expenditures to Transaction Adjusted Capital Expenditures for the periods indicated:

WideOpenWest, Inc.

Transaction Adjusted Condensed Consolidated Financial Information (Unaudited)

($ in millions)

	Three months ended		Year ended
	December 31,		December 31,
	2018	2019	2018	2019
Capital Expenditures	$100.3	$56.4	$314.1	$247.5
Transaction Adjustments:
Capital Expenditures related to the Chicago fiber network	(7.6)	0.1	(26.6)	(11.4)
Reimbursement for Chicago fiber asset build	(10.0)	—	(10.0)	—
Hurricane Michael impact	(26.4)	(0.7)	(26.4)	(3.0)
Transaction Adjusted Capital Expenditures	$56.3	$55.8	$251.1	$233.1

Transaction Adjusted Expansion Capital Expenditures, included in Total:	(7.5)	(13.2)	(50.7)	(56.5)
Transaction Adjusted Capital Expenditures, excluding Transaction Adjusted Expansion Capital Expenditures	$48.8	$42.6	$200.4	$176.6

Adjusted EBITDA	$104.5	$109.1	$409.7	$435.3
Transaction Adjustments:
Hurricane Michael impact	6.1	—	6.1	(3.8)
Transaction Adjusted EBITDA	$110.6	$109.1	$415.8	$431.5

The following table provides an unaudited summary of our subscriber information:

	December 31,	March 31,	June 30,(1)	September 30,	December 31,
	2018	2019	2019	2019	2019
Homes Passed	3,176,500	3,192,500	3,199,500	3,215,500	3,237,200
Total Subscribers	807,900	812,500	809,800	817,600	823,400
HSD RGUs	759,600	765,900	763,700	773,900	781,500
Video RGUs	406,100	398,000	387,100	380,800	373,800
Telephony RGUs	204,400	201,900	198,100	195,700	193,100
Total RGUs	1,370,100	1,365,800	1,348,900	1,350,400	1,348,400

(1)

The Company transitioned statistical reporting tools and standardized reporting methodologies in the third quarter of 2019. The standardized reporting led to the following decreases to June 30, 2019 subscriber and RGU counts: Total Subscribers (1,500), HSD RGUs (1,800), Video RGUs (1,000), and Total RGUs (2,800).